                                                                    EXHIBIT 99.1
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                   [VION PHARMACEUTICALS, INC. LOGO OMITTED]

                             COMPANY CONTACT: VION PHARMACEUTICALS, INC.
                                              Alan Kessman, CEO
                                              Howard B. Johnson, President & CFO
                                              (203) 498-4210

VION REPORTS INITIAL DATA FROM PHASE II CLINICAL TRIAL OF CLORETAZINE(TM)
(VNP40101M) IN ACUTE MYELOID LEUKEMIA AND MYELODYSPLASTIC SYNDROMES

NEW HAVEN, CT, MARCH 21, 2005 -- VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) today announced that it reported initial data from the Phase II single agent clinical study of its anticancer agent CLORETAZINE(TM) (VNP40101M) in an oral presentation by Norbert Vey, M.D., Departement d'Hematologie, Institut
Paoli-Calmettes, Marseille, France, at the 6th International Symposium and
Workshop on Leukemia and Lymphoma in Amsterdam, The Netherlands.

The trial is designed to determine the response rate of CLORETAZINE(TM)
(VNP40101M) as a single agent in two distinct patient groups: Group A consisting of patients with acute myeloid leukemia (AML) or high-risk myelodysplastic syndrome (MDS) who are at least 60 years old and have not received prior chemotherapy; and Group B consisting of AML patients of any age who have relapsed after a first complete remission (CR) of less than 12 months duration.

In this trial, all patients receive 600 mg/m(2) of CLORETAZINE(TM) (VNP40101M)
in an infusion on day 1 and 30 mg/kg of hydroxyurea every 12 hours on days 1-3.
A second induction cycle of CLORETAZINE(TM) (VNP40101M) is administered no earlier than day 35 to patients with A partial response or hematologic improvement. Patients with a CR or CRp (all criteria for CR with platelets less than 100,000/(mu)L) receive a consolidation dose of 400 mg/m(2) of
CLORETAZINE(TM) (VNP40101M).

One hundred fifty patients were enrolled as of March 14, 2005. One hundred twenty five patients (81 in Group A and 44 in Group B) were reported as evaluable for toxicity and response at more than 45 days after first treatment.
Non-hematologic serious adverse events (grade 3-4) attributable to
CLORETAZINE(TM) (VNP40101M) were uncommon. Grade 1-2 toxicities included nausea, diarrhea, fatigue, fever, pain, and dyspnea. The death rate from all causes in the first 30 days was 18%.

Group A consisted of 67 elderly AML patients and 14 high risk MDS patients with a median age of 72 years. All patients were characterized as having intermediate or unfavorable cytogenetic

karyotype. Twenty-one patients achieved a CR and 3 patients achieved a CRp in
Group A for an overall response rate of 30%. The median age of Group B was 59 years with over 90% of patients having either intermediate or unfavorable cytogenetics. Two patients achieved a CR and one patient achieved a CRp in Group
B for an overall response rate of 7%.

Dr. Vey commented, "These data demonstrate significant single agent activity in high- risk AML and MDS patients for whom current treatment strategies are inadequate. Results were encouraging in elderly patients with poor prognostic features. Patient responses were achieved with minimal non-hematologic toxicity."

Ann Cahill, Vion's Vice President of Clinical Development, added, "As we are poised to begin the Phase III study in combination with Ara-C, we are also encouraged by this additional evidence of CLORETAZINE(TM) (VNP40101M)'s single agent activity in leukemia."

CLORETAZINE(TM) (VNP40101M) has been evaluated in four Phase I trials to date, two in leukemia and two in solid tumors. An additional Phase I trial of
CLORETAZINE(TM) (VNP40101M) in combination with temozolomide is ongoing in advanced hematologic malignancies. Updated data from the Phase I trial of
CLORETAZINE(TM) (VNP40101M) in combination with 1500 mg/m(2) of Ara-C in a continuous infusion over 3-4 days in patients with advanced hematologic malignancies was also presented at the Amsterdam conference by Francis Giles,
M.D., Chief, Section of Developmental Therapeutics, Department of Leukemia,
University of Texas M.D. Anderson Cancer Center. In this trial, 10 of 31 patients treated at the three highest dose levels of CLORETAZINE(TM) (VNP40101M)
(400 mg/m(2) to 600 mg/m(2)) achieved either a CR or a CRp, for a response rate of 32% at these dose levels. The dose limiting toxicities of the combination
(mucositis and hepatotoxicity) with a 4-day regimen were not evident when
CLORETAZINE(TM) (VNP40101M) at 600mg/m(2) was combined with a 3-day Ara-C regimen.

Dr. Giles stated, "The data on CLORETAZINE(TM) (VNP40101M) presented at this meeting demonstrated its significant anti-leukemia activity, both as a single agent and in combination with Ara-C. The activity in previously untreated patients with AML warrants further investigation and discussion with regulatory authorities."

Dr. Giles concluded, "The ability to combine CLORETAZINE(TM) (VNP40101M) with high dose Ara-C (HDAC), at a dose of the former which was close to the single agent maximum tolerated dose, is important and further supports the relative lack of extramedullary toxicity with CLORETAZINE(TM) (VNP40101M). In addition, it provides the basis for the prospective randomized study of HDAC alone versus
HDAC plus CLORETAZINE(TM) (VNP40101M) in patients with first relapse of AML. The responses in the Phase I study observed in patients with refractory acute lymphocytic leukemia (ALL) also merit further investigation as alkylating agents are known to be particularly active in lymphoproliferative disorders."

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in Phase II clinical trials: CLORETAZINE(TM)
(VNP40101M), a unique sulfonylhydrazine alkylating agent, and Triapine(R), a potent inhibitor of a key step in DNA synthesis. In preclinical studies, Vion is also evaluating KS119, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic

hydrazones. The Company also is know for developing TAPET(R), a modified
Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the
Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended
December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.